Exhibit 99.1

LINN’s Hedging Strategy and Response To Inaccurate Statements

Made By An Anonymous Short Seller

“Since our IPO, hedging our oil and natural gas production has always been an important strategy for the company and our investors. Our hedge strategy has served LINN and our investors well through a variety of commodity price cycles,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “Hedging will continue to be an integral part of LINN’s strategy.”

Below is an overview of the company’s hedging strategy and the company’s comments related to inaccurate statements made by an anonymous short seller.

Hedging Rationale

•	Reduce commodity price risk

•	Lock in acquisition margins

•	Lock in margins on organic drilling (capital investment)

•	Provide stability and growth in distributions

•	Preserve ability to make acquisitions during down markets

Hedging Strategy

•	Hedge up to 100% of expected production for 4-6 years

•	Continually maintain a 4-6 year hedge book

•	Use approximately 70% swaps (fixed price contracts) and 30% puts (floor contracts with unlimited upside)

•	Typically budget up to 10% of the cost of an acquisition for put expenditures

Fact #1 – LINN is confident in the validity and accuracy of its audited financial statements.

Fact #2 – LINN generates sufficient cash flow to cover its distributions.

•	Since the company’s IPO in 2006, LINN has paid its distribution for 27 straight quarters. These distributions were paid in CASH.

•	Amortization of puts is a non-cash expense and should not be deducted from EBITDA (hence the definition of EBITDA; earnings before interest, taxes, depreciation and AMORTIZATION).

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LINN considers the cost of puts as a “capital” investment and views it as an additional cost of an acquisition (hence the target to spend up to 10% of the cost of an acquisition on puts). No one disputes that “depreciation” of oil and natural gas assets should be excluded from EBITDA or distributable cash flow because it is a “capital” expense, and the company views puts the same way.

•	When LINN purchases puts, the company pays 100% of the cost in upfront cash and capitalizes them as an asset on the balance sheet.

•	The cost of LINN’s puts is deducted from Net Income over time. Net Income is not a cash metric.

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What does flow through to Distributable Cash Flow per Unit is the cost of debt and equity securities (interest and distributions) that were needed to purchase both the oil and natural gas assets and the puts. This is a CASH expense.

•	Anonymous short sellers are improperly mixing the definitions of cash flow and non-cash flow metrics (Net Income vs. Cash Flow).

Fact #3 – LINN does not always buy “in the money” puts.

•	Most of the company’s hedge positions consist of swaps (approximately 70%), which are entered into on “market” terms.

•	The remaining balance of the hedge position consists of puts, the majority of which were purchased BELOW the market.

o	Out of 40+ hedging transactions over the last 10 years, only 7 were purchased “in the money.”

•	Some of the confusion arises due to the fact that certain investors do not know the difference between the prompt price (today’s price) and the 4, 5 or 6 year average market price.

o	For example, if the spot price for natural gas is $2.00 per Mcf but the 5 year average is $4.50 and LINN purchases a $5.00 put, that could hardly be considered “deeply in the money” when compared to the 5 year average market price.

o	When making decisions regarding spending money for puts, LINN focuses on achieving the best value for its money.

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Additional confusion arises when some investors look at the price levels for the company’s hedge positions. This is largely due to the fact that most of LINN’s hedges were executed when prices were higher.

o	Obviously this is the reason the company hedged in the first place. LINN wanted to insulate the company from just such an event.

•	LINN has never and will never purchase deeply in the money puts to manipulate its cash flow stream.

Fact #4 – LINN does not restructure its hedge book to manipulate earnings.

•	On rare occasions, LINN has restructured its hedge book.

o	One example was in 2008, when oil soared to $150 and LINN’s put strikes were approximately $70. At the time, that hardly felt like adequate protection. LINN paid a nominal sum to raise the strike prices for 2009 and 2010 to $120 and $110, respectively. First, both transactions were well BELOW the market, and second, oil later that year declined to a low of roughly $35.

•	Two other examples came in July 2009 and September 2011:

o	Both instances involved a precipitous decline in prices in the “long” part of LINN’s book (i.e. in years 4-6).

o	LINN realized gains of approximately $75 million by unwinding these positions. The company’s intent is always to leave the value in the hedge book instead of taking the cash. Therefore the company used the proceeds to raise hedge prices in near term years by a nominal amount.

o	Shortly thereafter, LINN rehedged the outer years again.

o	Bottom line is this is extremely rare and the magnitude of the trades is immaterial.

Fact #5 – During 2012 LINN purchased $583 million of puts for the following reasons:

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During 2012, LINN completed approximately $3 billion of acquisitions. Consistent with its hedging strategy to reduce commodity price volatility and lock in margins associated with the acquisitions, LINN purchased approximately $320 million of puts (again roughly 10%).

•	The remainder of the $583 million spent during 2012 was used to add puts for 2013 through 2017 for volumes that were not yet hedged.

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As a reminder, this $583 million cost has a true finance cost (interest and distributions). The puts were purchased with cash. The potential benefit may not be realized for years to come. However, the cost is reflected now in LINN’s distributable cash flow per unit.

Fact #6 – LINN’s publicly stated Adjusted EBITDA is the same that the company provides to its lenders.

Fact #7 – LINN’s taxable income is low relative to its cash flow.

•	The company’s taxable income due to non-cash deductions is relatively low compared to cash flow. So is every other oil and gas company.

•	LINN does not pay distributions with net income; the company pays them with cash flow and clearly has sufficient cash flow to do so.

Fact #8 – LINN only cancels out of the money hedge positions to comply with lender covenants.

•	On two occasions the company cancelled hedge positions, which happened to be out of the money at the time, to comply with its bank covenants when selling assets.

•	LINN also cancelled interest rate hedges when issuing long-term fixed rate bonds, again to comply with its covenants.

Fact #9 – LINN does not issue debt and equity securities to pay its distribution.

•	Since the company’s inception, LINN has issued approximately $12 billion of debt and equity securities:

~	$10 billion to finance acquisitions

~	$1 billion to finance puts (roughly 10% of the cost of the acquisitions)

~	$1 billion primarily to repay higher cost debt

•	Since its IPO, LINN has paid $2.4 billion in distributions. The only way that would be possible is by earning a sufficient amount of cash to pay the distribution, which LINN clearly did.

Other Information:

•	In evaluating this issue, LINN has identified other publicly traded partnerships that purchase derivatives, and all of these companies account for derivatives the same way LINN does.

•	In fact, LINN has yet to identify any publicly traded partnerships that account for it differently.

•	LINN’s hedge policy strictly prohibits any speculative trading or manipulation in the hedge book. The company adheres strictly to this hedge policy.